Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial
Bassett, VA 24055	Officer
(276) 629-6614 - Investors

Peter D. Morrison, Vice President of
Communications
For Immediate Release	(276) 629-6387 – Media

Bassett Furniture News Release

Bassett Announces Declaration of Special Dividend

(Bassett, Va.) – December 4, 2020– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a special dividend of $0.25 per share of common stock, payable on December 22, 2020 to shareholders of record at the close of business on December 14, 2020.

“We are pleased to be in a position to pass along a $0.25 special dividend to our shareholders at the end of a very difficult year,” said Rob Spilman, Chairman and CEO. “I am very proud of the efforts of all of our associates as we fought to maintain the financial health of the Company and navigate the many challenges brought on by the pandemic. We recently completed our fourth fiscal quarter, and while we are still closing the books, we are happy to report that our wholesale order rate increased 26% while our shipments increased 9% over the prior year quarter, in spite of six fewer stores in the BHF fleet. As a result, our backlogs are at record levels and our balance sheet has strengthened to the point that we believe this distribution of capital is appropriate. Looking ahead, we will remain conservative in the management of our balance sheet while prudently investing in the business as we monitor the ongoing uncertainty around the COVID-19 pandemic.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 97 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed Bassett Home Furnishings (BHF) stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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